                                                                 Exhibit 11.1

                     ALLTRISTA CORPORATION AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
             (Thousands of dollars and shares except per share data)



                             Year ended December 31,
                                       -----------------------------------------------------
                                           1996                 1995                 1994
                                       ------------         ------------         ------------
PRIMARY EARNINGS PER SHARE
Income from continuing operations       $ 15,221             $ 12,528             $ 14,012
Discontinued operation                      (711)              (1,029)               2,116
                                        -----------         ------------         ------------
Net income                              $  14,510            $ 11,499             $ 16,128
                                        ===========         ============         ===========

Weighted average number of common
  shares outstanding                        7,737               7,806                7,569
Additional shares assuming
  conversion of stock options                 169                 190                  229
                                        -----------         ------------         -----------
Weighted average number of common
  and equivalent shares                     7,906               7,996                7,798
                                        ===========         ============         ===========

Primary earnings per common share:
  Continuing operations                 $    1.93            $   1.57            $    1.80
  Discontinued operation                     (.09)               (.13)                 .27
                                        -----------         ------------         -----------
  Net income                            $    1.84            $   1.44            $    2.07
                                        ===========         ============         ===========


FULLY DILUTED EARNINGS PER SHARE
Income from continuing operations       $  15,221            $ 12,528            $  14,012
Discontinued operation                       (711)             (1,029)               2,116
                                        -----------         ------------         -----------
Net income                              $  14,510            $ 11,499            $  16,128
                                        ===========         ============         ===========

Weighted average number of common
  shares outstanding                        7,737               7,806                7,569
Additional shares assuming
  conversion of stock options                 199                 206                  228
                                        -----------         ------------         -----------
Weighted average number of common
  and equivalent shares                     7,936               8,012                7,797
                                        ===========         ============         ===========

Fully diluted earnings per common share:
  Continuing operations                 $    1.92           $    1.56            $    1.80
  Discontinued operation                     (.09)               (.12)                 .27
                                        -----------         ------------         -----------
  Net income                            $    1.83           $    1.44            $    2.07
                                        ===========         ============         ===========
